                                                                   EXHIBIT 10.21

                                AMENDED AGREEMENT

         Amended Agreement ("Agreement") made as of July 27, 1999, among UGI Utilities, Inc., a Pennsylvania corporation (the "Company"), its corporate parent, UGI Corporation, a Pennsylvania corporation ("UGI") and Robert J. Chaney (the "Employee").

         WHEREAS, UGI and the Employee entered into an Agreement as of June 28, 1996, to provide for certain payments to be made to the Employee in the event of a change of control of UGI; and

         WHEREAS, UGI and the Employee amended the Agreement as of July 29, 1997 and February 23, 1999, as permitted by Section 16 of the Agreement; and

         WHEREAS, the board of directors of the Company has approved, as of July 27, 1999, the assumption by the Company of all of the liabilities and obligations of UGI under the Amended Change of Control Agreement dated as of February 23, 1999 between UGI and the Employee, except for obligations, if any, arising under Section 5 thereof; and

         WHEREAS, the Company and the Employee wish to provide for such assumption; and

         WHEREAS, the Company and the Employee also wish to amend the Agreement, as permitted by Section 16; and

         WHEREAS, the Company considers it essential to foster the employment of well qualified key management personnel, and, in this regard, the board of directors of the Company recognizes that, as is the case with many corporations, the possibility of a change in control affecting UGI or the Company may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Company; and

         WHEREAS, the board of directors of the Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key members of the Company's management to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of UGI or the Company, although no such change is now contemplated; and

         WHEREAS, in order to induce the Employee to remain in the employ of the Company, the Company agrees that the Employee shall receive the compensation set forth in this Agreement in the event his employment with the Company is terminated subsequent to a "Change of Control," as defined in Section 1 hereof, as a cushion against the financial and career impact on the Employee of any such Change of Control;

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company hereby assumes and agrees to discharge and perform all obligations and liabilities of UGI under the Amended Agreement dated as of February 23, 1999 between UGI and the Employee, except for obligations, if any, arising under Section 5 thereof; and UGI hereby agrees to perform all its liabilities and obligations under Section 5 hereof; and the parties hereto agree that the Agreement shall read as follows:

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

         1. Definitions. For all purposes of this Agreement, the following terms shall have the meanings specified in this Section unless the context clearly otherwise requires:

         (a) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         (b) "Base Compensation" shall mean the average of the total cash remuneration received by the Employee in all capacities with the Company, and its Subsidiaries or Affiliates, as reported for Federal income tax purposes on Form W-2, together with any amounts the payment of which has been deferred by the Employee under any deferred compensation plan of the Company, and its Subsidiaries or Affiliates, or otherwise and any and all salary reduction authorized amounts under any of the benefit plans or programs of the Company, and its Subsidiaries or Affiliates, but excluding any amounts attributable to the exercise of stock options granted to the Employee under UGI's Stock Option and Dividend Equivalent Plan or its successor, for the five calendar years (or such number of actual full calendar years of employment, if less than five) immediately preceding the calendar year in which occurs a Change of Control or the Employee's Termination Date, whichever period produces the higher amount.

         (c) A Person shall be deemed the "Beneficial Owner" of any securities: (i) that such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the "Beneficial Owner" of securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for payment, purchase or exchange; (ii) that such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including without limitation pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed the "Beneficial Owner" of any security under this clause (ii) as a result of an oral or written agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (B) is not then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or (iii) that are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person's Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to clause (ii) above) or disposing of any voting securities of UGI or the Company; provided, however, that nothing in this Section 1(c) shall cause a Person engaged in business as an underwriter of securities to be the "Beneficial Owner" of any securities acquired through such Person's participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

         (d)      "Board" shall mean the board of directors of the Company.

         (e)      "Change of Control" shall mean:

                  (i) Any Person (except the Employee, his Affiliates and Associates, UGI, any Subsidiary of UGI, any employee benefit plan of UGI or of any Subsidiary of UGI, or any Person or entity organized, appointed or established by UGI or any Subsidiary of UGI for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner in the aggregate of 20% or more of either
(i) the then outstanding shares of common stock of UGI (the "Outstanding UGI Common Stock") or (ii) the combined voting power of the then outstanding voting securities of UGI entitled to vote generally in the election of directors (the "UGI Voting Securities"); or

                  (ii) Individuals who, as of the beginning of any twenty-four month period, constitute the UGI Board (the "Incumbent UGI Board") cease for any reason to constitute at least a majority of the Incumbent UGI Board, provided that any individual becoming a director of UGI subsequent to the beginning of such period whose election or nomination for election by the UGI stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent UGI Board shall be considered as though such individual were a member of the Incumbent UGI Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of UGI (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

                  (iii) Completion by UGI of a reorganization, merger or consolidation (a "Business Combination"), in each case, with respect to which all or substantially all of the individuals and entities who were the respective Beneficial Owners of the Outstanding UGI Common Stock and UGI Voting Securities immediately prior to such Business Combination do not, following such Business Combination, Beneficially Own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding UGI Common Stock and UGI Voting Securities, as the case may be; or

                  (iv) (a) Completion of a complete liquidation or dissolution of UGI or (b) sale or other disposition of all or substantially all of the assets of UGI other than to a corporation with respect to which, following such sale or disposition, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding UGI Common Stock and UGI Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding UGI Common Stock and UGI Voting Securities, as the case may be, immediately prior to such sale or disposition; or

                  (v) UGI and its Subsidiaries fail to own more than fifty percent (50%) of the then outstanding shares of common stock of the Company or more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; or

                  (vi) Completion by the Company of a reorganization, merger or consolidation (a "Business Combination"), in each case, with respect to which all or substantially all of the individuals and entities who were the respective Beneficial Owners of the Company's outstanding common stock and voting securities immediately prior to such Business Combination do not, following such Business Combination, Beneficially Own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Company's outstanding common stock and voting securities, as the case may be; or

                  (vii) Completion of a complete liquidation or dissolution of the Company or sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Company's outstanding common stock and voting securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Company's outstanding common stock and voting securities, as the case may be, immediately prior to such sale or disposition.

         (f) "Cause" shall mean 1) misappropriation of funds, 2) habitual insobriety or substance abuse, 3) conviction of a crime involving moral turpitude, or 4) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company.

         (g) "Good Reason Termination" shall mean a Termination of Employment initiated by the Employee upon one or more of the following occurrences:

                  (i) any failure of the Company to comply with and satisfy any of the terms of this Agreement;

                  (ii) any significant involuntary reduction of the authority, duties or responsibilities held by the Employee immediately prior to the Change of Control;

                  (iii) any involuntary removal of the Employee from the employment grade, compensation level or officer positions which the Employee holds with the Company or, if the Employee is employed by a Subsidiary, with a Subsidiary, held by him immediately prior to the Change of Control, except in connection with promotions to higher office;

                  (iv) any involuntary reduction in the Employee's target level of annual and long-term compensation as in effect immediately prior to the Change of Control;

                  (v) any transfer of the Employee, without his express written consent, to a location which is outside the general area in which his principal place of business immediately preceding the Change of Control may be located at such time by more than fifty miles, other than on a temporary basis (less than 12 months); and

                  (vi) the Employee being required to undertake business travel to an extent substantially greater than the Employee's business travel obligations immediately prior to the Change of Control.

         (h) "Normal Retirement Date" shall mean the first day of the calendar month coincident with or next following the Employee's 62nd birthday.

         (i) "Subsidiary" shall mean any corporation in which the Company, directly or indirectly, owns at least a 50% interest or an unincorporated entity of which the Company, directly or indirectly, owns at least 50% of the profits or capital interests.

         (j) "Termination Date" shall mean the date of receipt of the Notice of Termination described in Section 2 hereof or any later date specified therein, as the case may be.

         (k) "Termination of Employment" shall mean the termination of the Employee's actual employment relationship with the Company.

         2. Notice of Termination. Any Termination of Employment following a Change of Control shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 14 hereof. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific provision in this Agreement relied upon, (ii) briefly summarizes the facts and circumstances deemed to provide a basis for the Employee's Termination of Employment under the provision so indicated, and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall not be more than 15 days after the giving of such notice).

         3.       Severance Compensation upon Termination.

         (a) Subject to the provisions of Section 11 hereof, in the event of the Employee's involuntary Termination of Employment for any reason other than Cause or in the event of a Good Reason Termination, in either event within three years after a Change of Control, the Company shall pay to the Employee, upon the execution of a release, in the form required by the Company of its terminating executives prior to the Change of Control, within 15 days after the Termination Date (or as soon as possible thereafter in the event that the procedures set forth in Section 11(b) hereof cannot be completed within 15 days), an amount in cash equal to 1.5 times the Employee's Base Compensation, subject to customary employment taxes and deductions.

         (b) In the event the Employee's Normal Retirement Date would occur prior to 18 months after the Termination Date, the aggregate cash amount determined as set forth in (a) above shall be reduced by multiplying it by a fraction, the numerator of which shall be the number of days from the Termination Date to the Employee's Normal Retirement Date and the denominator of which shall be 548 days.

         4.       Other Payments.

                  The payments due under Section 3 hereof shall be in addition to and not in lieu of any payments or benefits due to the Employee under any other plan, policy or program of the Company, and its Subsidiaries or Affiliates.

         5. Trust Fund. UGI sponsors an irrevocable trust fund pursuant to a trust agreement to hold assets to satisfy obligations under this Agreement. Funding of such trust fund shall be subject to the discretion of the UGI Board of Directors or the Executive Committee of the UGI Board of Directors, as set forth in the agreement pursuant to which the fund has been established.

         6.       Enforcement.

         (a) In the event that the Company shall fail or refuse to make payment of any amounts due the Employee under Section 3 hereof within the respective time periods provided therein, the Company shall pay to the Employee, in addition to the payment of any other sums provided in this Agreement, interest, compounded daily, on any amount remaining unpaid, from the date payment is required under Section 3 until paid to the Employee, at the rate from time to time announced by Mellon Bank, N.A. as its "prime rate" plus 1%, each change in such rate to take effect on the effective date of the change in such prime rate.

         (b) It is the intent of the parties that the Employee not be required to incur any expenses associated with the enforcement of his rights under this Agreement by arbitration, litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Employee hereunder. Accordingly, the Company shall pay the Employee on demand the amount necessary to reimburse the Employee in full for all reasonable expenses (including all attorneys' fees and legal expenses) incurred by the Employee in enforcing any of the obligations of the Company under this Agreement.

         7. No Mitigation. The Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.

         8. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Employee's continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company, or any of its Subsidiaries or Affiliates, and for which the Employee may qualify.

         9. No Set-Off. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Employee or others.

         10. Taxes. Any payment required under this Agreement shall be subject to all requirements of the law with regard to the withholding of taxes, filing, making of reports and the like, and the Company shall use its best efforts to satisfy promptly all such requirements.

         11.      Certain Increase in Payments.

         (a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would constitute an "excess parachute payment" within the meaning of
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the Employee shall be paid an additional amount (the "Gross-Up Payment") such that the net amount retained by the Employee after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payment shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee's residence on the Termination Date, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

         (b) All determinations to be made under this Section 11 shall be made by Coopers & Lybrand (or, at the Company's option, the Company's independent public accountant immediately prior to the Change of Control (the "Accounting Firm")), which firm shall provide its determinations and any supporting calculations both to the Company and the Employee within 10 days of either (i) the Change of Control or (ii) the Termination Date, as the case may be. Any such determination by the Accounting Firm shall be binding upon the Company and the Employee. Within five days after the Accounting Firm's determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of the Employee such amounts as are then due to the Employee under this Agreement.

         (c) In the event that upon any audit by the Internal Revenue Service, or by a state or local taxing authority, of the Payment or Gross-Up Payment, a change is finally determined to be required in the amount of taxes paid by the Employee, appropriate adjustments shall be made under this Agreement such that the net amount which is payable to the Employee after taking into account the provisions of Section 4999 of the Code shall reflect the intent of the parties as expressed in subsection (a) above, in the manner determined by the Accounting Firm.

         (d) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (b) and (c) above shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to subsections (b) and (c) above, except for claims, damages or expenses resulting from the gross negligence or wilful misconduct of the Accounting Firm, which firm shall provide its determinations and any supporting calculations both to the Company and the Employee within 10 days of either (i) the Change of Control or (ii) the Termination Date, as the case may be. Any such determination by the Accounting Firm shall be binding upon the Company and the Employee.

         12. Term of Agreement. The term of this Agreement shall be for five years from the date hereof and shall be automatically renewed for successive one-year periods unless the Company notifies the Employee in writing that this Agreement will not be renewed at least sixty days prior to the end of the current term; provided, however, that

(i) after a Change of Control during the term of this Agreement, this Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied or have expired, and (ii) this Agreement shall terminate if, prior to a Change of Control, the employment of the Employee with the Company or any of its Subsidiaries, as the case may be, shall terminate for any reason.

         13. Successor Company. The Company shall require any successor or successors (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Employee, to acknowledge expressly that this Agreement is binding upon and enforceable against the Company in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place. Failure of the Company to notify the Employee in writing as to such successorship, to provide the Employee the opportunity to review and agree to the successor's assumption of this Agreement or to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, the Company shall mean the Company as hereinbefore defined and any such successor or successors to its business and/or assets, jointly and severally.

         14. Notice. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, as follows:

         If to the Company, to:

                  UGI Utilities, Inc.
                  Green Hills Corporate Center
                  100 Kachel Boulevard, Suite 400
                  Reading, PA 19607
                  Attention:  Corporate Secretary

         If to the Employee, to:

                  61 Wellington Blvd.
                  Wyomissing, PA  19690

or to such other names or addresses as the Company or the Employee, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section; provided, however, that if no such notice is given by the Company following a Change of Control, notice at the last address of the Company or to any successor pursuant to Section 13 hereof shall be deemed sufficient for the purposes hereof. Any such notice shall be deemed delivered and effective when received in the case of personal delivery, five days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail, or on the next business day in the case of overnight express courier service.

         15. Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

         16. Contents of Agreement, Amendment and Assignment. This Agreement supersedes all prior agreements, sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment executed by the Employee and the Chairman of the Company. The provisions of this Agreement may require a variance from the terms and conditions of certain compensation or bonus plans under circumstances where such plans would not provide for payment thereof in order to obtain the maximum benefits for the Employee. It is the specific intention of the parties that the provisions of this Agreement shall supersede any provisions to the contrary in such plans, and such plans shall be deemed to have been amended to correspond with this Agreement without further action by the Company or the Board.

         17. No Right to Continued Employment. Nothing in this Agreement shall be construed as giving the Employee any right to be retained in the employ of the Company.

         18. Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Employee and the Company hereunder shall not be assignable in whole or in part.

         19. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

         20. Remedies Cumulative; No Waiver. No right conferred upon the Employee by this Agreement is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by the Employee in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof.

         21. Miscellaneous. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

         22. Arbitration. In the event of any dispute under the provisions of this Agreement other than a dispute in which the sole relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Reading, Pennsylvania, in accordance with the commercial arbitration rules then in effect of the American Arbitration Association, before one arbitrator who shall be an executive officer or former executive officer of a publicly traded corporation, selected by the parties. Any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrator shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. The Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrator and any expenses relating to the conduct of the arbitration (including reasonable attorneys' fees and expenses).

         IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

ATTEST:
    [Seal]                            UGI UTILITIES, INC.

______________________________      By__________________________________________
Corporate Secretary                   Lon R. Greenberg
                                      Chairman

ATTEST:
    [Seal]                            UGI CORPORATION

______________________________      By__________________________________________
Corporate Secretary                   Lon R. Greenberg
                                      Chairman, President and
                                      Chief Executive Officer

______________________________        __________________________________________
Witness                               Robert J. Chaney